Exhibit 4.4.1

AMENDMENT NO. 2

TO

EQUITYHOLDERS AGREEMENT

AMENDMENT (this “Amendment”), dated as of February 26, 2008, to the EQUITYHOLDERS AGREEMENT (the “Agreement”), dated as of February 10, 2005, among Emergency Medical Services L.P., a Delaware limited partnership (the “Company”), Onex Partners LP, a Delaware limited partnership (“Onex Partners”), the equityholders signatory thereto and such other equityholders of the Company as may, from time to time, become parties to the Agreement in accordance with the provisions thereof.  Any capitalized term used herein and not defined shall have the meaning given to such term in the Agreement.

Pursuant to Section 6.13 of the Agreement, the Company, the Majority Onex Investors and the Management Representatives desire to amend the Agreement as set forth herein.

The parties agree hereby as follows:

1.                                       Amendments.

(a)           The definition of “Pre-QPO Units” is hereby amended to read in its entirety as follows:

The term “Pre-QPO Units”, as to any Person, means the Units held by that Person immediately prior to the consummation of a Qualified Public Offering, but excluding any Units issued or issuable upon the exercise of any option held by that Person immediately prior to the consummation of a Qualified Public Offering.

(b)           Section 1.6 is hereby amended to read in its entirety as follows:

Termination.  The provisions of this Article 1 shall terminate automatically upon the earlier to occur of (a) an Approved Sale and (b) the 181st day following a Qualified Public Offering; provided however, that notwithstanding the foregoing, in the case of a Restricted Employee Investor the provisions of this Article 1 shall continue, but only as to Pre-QPO Units, and shall terminate as to Pre-QPO Units automatically upon the earlier to occur of (a) an Approved Sale and (b) the fifth anniversary of a Qualified Public Offering.

2.             Governing Law.  This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware.

3.             Counterparts.  This Amendment may be executed in any number of counterparts which together shall constitute one and the same instrument.

4.             No Further Amendment.   Except as expressly amended in paragraph 1 of this Amendment, the terms and conditions of the Agreement shall remain in full force and effect, and are hereby ratified and confirmed in all respects.

*  *  *

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EMERGENCY MEDICAL SERVICES CORPORATION,
as successor to the issuer of the Units

By:	/s/ Todd G. Zimmerman
Name: Todd G. Zimmerman
Title: Executive Vice President

EMERGENCY MEDICAL SERVICES L.P.

By:	Emergency Medical Services
Corporation, its general partner

By:	/s/ Todd G. Zimmerman
Name: Todd G. Zimmerman
Title: Executive Vice President

MANAGEMENT REPRESENTATIVES:

/s/ William A. Sanger
William A. Sanger, Chief Executive Officer

/s/ Randel G. Owen
Randel G. Owen, Chief Financial Officer

/s/ Todd G. Zimmerman
Todd G. Zimmerman, Executive Vice President and Secretary

ONEX PARTNERS LP (as a Majority Onex Investor)		ONEX PARTNERS LLC (as a Majority Onex Investor)

By:	Onex Partners GP LP, its General
	Partner	By:	/s/ Robert M. Le Blanc
By:	Onex Partners Manager LP, its Agent		Name: Robert M. Le Blanc
By:	Onex Partners Manager GP Inc., its		Title: Director
General Partner

		By:	/s/ Donald F. West
Name: Donald F. West
By:	/s/ Robert M. Le Blanc		Title: Director
Name: Robert M. Le Blanc
Title: President

By:	/s/ Donald F. West
Name: Donald F. West
Title: Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO EQUITYHOLDERS AGREEMENT]